EXHIBIT 99.1

                                  Press Release

Health And Nutrition Systems International, Inc. Purchases ACUTRIM Trademark

WEST PALM BEACH, Fla.--(BW HealthWire)--Jan. 24, 2001--Health And Nutrition Systems International, Inc. (OTCBB:HNNS - news) announced today that the company has purchased in an undisclosed cash transaction the "ACUTRIM" trademark and the outstanding inventory of the "new" Acutrim Natural AM and the Acutrim Natural PM product lines. Acutrim is currently being sold in over 25,000 Food, Drug, and Mass Market Retailers, such as Albertson's, American Drug Stores, Rite-Aid, Walgreens, Eckerds, Phar-Mor, Duane Reade, Target, and others. The Acutrim trademark was first established by Ciba-Geigy in 1982.

In making the announcement, HNS President Chris Tisi commented, "We believe the purchase of the Acutrim trademark and the resulting distribution provides us with a strong line extension for the diet category." Tisi also added "Acutrim is a branded name in the diet category that has been recognized for over 18 years."

Established in October 1993, HNS develops and markets weight management products. The company has established its products in over 20,000 Health Food and Drug Store Retailers such as GNC, Vitamin World, Vitamin Shoppes, Walgreens, CVS, Rite Aid, Eckerds, Albertson's, Pharmor and others, along with 4,000 independent health food stores, gyms and pharmacies through the company's B to B division called HNS Direct. For further information, please contact Flagler Communications Group at 561-832-4551. Please visit our website at www.hnsglobal.com.

? (NOTE: This News Release may contain certain forward looking statements. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "intend," "projects," "plans," "believes," "expects," "anticipates" and similar expressions are intended to identify forward-looking statements. There are a number of factors that could cause the company's actual results - including, without limitation, market acceptance of the ACUTRIM branded product as well as other products we sell, loss of chain store accounts, increased competition, product and technology changes and availability of the products we sell from our third-party suppliers - to differ materially from those indicated by such forward looking statements.) [GRAPHIC OMITTED] Contact:

     Flagler Communications Group Inc., West Palm Beach
     Jamie Dryer, 561/832-4551 or fax, 561/355-2388
     jdryer@flaglercom.com
     ---------------------
                 or

     Health And Nutrition Systems International, Inc.
     561/863-8446 or fax, 561/863-9511
     www.hnsglobal.com